                                                                    Exhibit 3(e)

                        AMENDED ARTICLES OF INCORPORATION

                                       OF

                               THE SCOTTS COMPANY

                (Reflecting amendments through February 25, 2000)

             [For SEC reporting compliance purposes only--not filed
                        with the Ohio Secretary of State]

                        AMENDED ARTICLES OF INCORPORATION

                                       OF

                               THE SCOTTS COMPANY

                (Reflecting amendments through February 25, 2000)

             [For SEC reporting compliance purposes only--not filed
                        with the Ohio Secretary of State]




                  The undersigned, desiring to form a corporation for profit under Chapter 1701 of the Ohio Revised Code, does hereby certify:

                  FIRST: The name of the corporation shall be The Scotts
Company.

                  SECOND: The place in Ohio where the principal office of the corporation is to be located is in the City of Marysville, County of Union.

                  THIRD: The purpose for which the corporation is formed is to engage in any lawful act or activity for which corporations may be formed under Sections 1701.01 to 1701.98 of the Ohio Revised Code.

                  FOURTH: The authorized number of shares of the corporation shall be One Hundred Million, One Hundred and Ninety-Five Thousand (100,195,000), consisting of One Hundred Million (100,000,000) common shares, each without par value, and One Hundred and Ninety-Five Thousand (195,000) shares of Class A Convertible Preferred Stock, without par value (the "Class A Preferred").

                  The following is a statement of the express terms, powers, preferences, rights, qualifications, limitations and restrictions of the Class A
Preferred:

                  1. Authorized Number. The number of shares constituting the Class A Preferred shall be One Hundred Ninety-Five Thousand (195,000) shares.

                  2. Dividends. (a) The holders of the Class A Preferred shall be entitled to receive, ratably with the holders of any other class of the corporation's capital stock with Parity Rights (as defined below) as to dividends based on their respective dividend rates, annual cumulative dividends in cash on each outstanding share of Class A Preferred at the rate of $50.00 per share per annum. Such cumulative dividends shall be paid in equal amounts (other than with respect to the initial dividend period) quarterly on June 30, September 30, December 31 and March 31 of each year (unless such day is not a business day, in which event on the next business

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day) as declared by the directors to the extent legally permitted, to holders of record as they appear on the register for the Class A Preferred on the June 15, September 15, December 15 and March 15 immediately preceding the relevant Dividend Payment Date (as hereinafter defined), out of any funds at the time legally available therefor; shall accrue until so paid from the date of issuance of the applicable shares of Class A Preferred; and shall be deemed to accrue from day to day, whether or not declared. A quarterly dividend period shall begin on the day following each June 30, September 30, December 31 and March 31 (each a "Dividend Payment Date," whether or not a dividend is paid on such date) and end on the next succeeding Dividend Payment Date. Notwithstanding the foregoing, the first quarterly dividend period shall commence on the date of issue, and such dividend shall be paid on June 30, 1995 for the actual number of days in such period. If dividends shall not have been paid, or declared and set apart for payment, upon all outstanding shares of Class A Preferred at the aforesaid times and rates, such deficiency shall be cumulative in full. Any accumulation of dividends shall not bear interest.

                  (b) No dividends or other distribution (other than dividends payable in common shares), and no redemption, purchase or other acquisition for value (other than redemptions, purchases or acquisitions payable in common shares or repurchases of common shares from employees of the corporation pursuant to obligations existing as of the date hereof or upon foreclosure pursuant to loans existing as of the date hereof to employees of the corporation secured by common shares), shall be made with respect to the common shares or any other class or series of the corporation's capital stock ranking junior to the Class A Preferred with respect to dividends or liquidation preferences until cumulative dividends on the Class A Preferred in the full amounts as set forth above for all dividend periods ending, and all amounts payable upon redemption of Class A Preferred, on or prior to the date on which the proposed dividend or distribution is paid, or the proposed redemption, purchase or other acquisition is effected, have been declared and paid or set apart for payment.

                  (c)(i) If on any Dividend Payment Date all or any portion of any dividend payable on such date is not so paid and at such time all or any portion of the dividend payable on the next preceding Dividend Payment Date remains in arrears, then from such second Dividend Payment Date, until all accrued and unpaid dividends for all previous quarterly dividend periods and for the current quarterly dividend period on all shares of Class A Preferred then outstanding shall have been declared and paid (herein a "Default Period"), the holders of Class A Preferred, voting separately as a class, shall have the right to increase the number of directors by three and to elect three directors designated by the Shareholder Representative (as defined in the Merger Agreement) to fill the vacancies so created.

                  (ii) After the holders of Class A Preferred shall have exercised their right to elect directors pursuant to subparagraph (i) hereof, and during the continuance of such Default Period, the number of directors may not be increased or decreased except by vote of the holders of Class A Preferred, voting separately as a separate class.

                  (iii) Immediately upon the expiration of a Default Period, (x) the right of the holders of Class A Preferred Stock as a class to elect directors pursuant to this Section 2(c) shall cease, (y) the term of any directors elected by the holders of Class A Preferred as a class pursuant

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to this Section 2(c) shall terminate, and (z) the number of directors shall be such number as was in effect immediately prior to the increase pursuant to this
Section 2(c).

                  3. Liquidation Preference. In the event of any liquidation, dissolution, or winding up of the corporation, either voluntary or involuntary, distributions to the shareholders of the corporation shall be made in the following manner:

                  (a) The holders of the Class A Preferred shall be entitled to receive, ratably with the holders of any other class or series of the corporation's capital stock with Parity Rights (as defined below) as to liquidation preferences based on their respective preference amounts (which, in the case of the Class A Preferred, shall include any amounts owing in respect of accrued and unpaid dividends), prior and in preference to any distribution of any of the assets or funds of the corporation to the holders of the common shares (or any other securities of the corporation ranking junior to the Class A Preferred as to liquidation preferences), the preference amount (in cash) of $1,000 per share for each share of Class A Preferred then held by them plus an amount equal to all accrued but unpaid dividends (whether or not declared) on the Class A Preferred to the date of liquidation, dissolution or winding up. If the assets and funds thus distributed among the holders of the Class A Preferred and of any other class or series of the corporation's capital stock with Parity Rights as to liquidation preferences are insufficient to permit the payment to such holders of the full preferential amount described above, then the entire assets and funds of the corporation legally available for distribution shall be distributed among the holders of the Class A Preferred and of any other class or series of the corporation's capital stock with Parity Rights as to liquidation preferences in the proportion that the aggregate preferential amount of shares of Class A Preferred and of any other class or series of the corporation's capital stock with Parity Rights as to liquidation preferences held by each such holder bears to the aggregate preferential amount of all shares of Class A Preferred and of any other class or series of the corporation's capital stock with Parity Rights as to liquidation preferences. After payment has been made to the holders of the Class A Preferred and of any other class or series of the corporation's capital stock with Parity Rights as to liquidation preferences of the full amounts to which they are entitled, no further amounts shall be paid with respect to the Class A Preferred, and the remaining assets of the corporation shall be distributed among the holders of the common shares (and other junior securities with regard to liquidation preferences) in accordance with the Amended Articles of Incorporation and applicable law.

                  (b) For purposes of this Section 3, a merger or consolidation of the corporation with or into any other corporation or corporations in which the corporation is not the surviving corporation, or a voluntary sale of all or substantially all of the assets of the corporation, shall not be treated as a liquidation, dissolution or winding up of the corporation (unless in connection therewith, the liquidation, dissolution or winding up of the corporation is specifically approved), but shall be treated as provided in Section 6(e) of this Article FOURTH.

                  4. Provisions Generally Applicable to Dividends and
Liquidation.

                  (a) The term "Parity Rights," as used in this Article FOURTH of the Amended Articles of Incorporation, shall mean dividend rights and liquidation preferences of any class or

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series of the corporation's capital stock which has preferences upon any liquidation, dissolution, or winding up of the corporation or rights with respect to the declaration, payment and setting aside of dividends on a parity with those of the Class A Preferred.

                  (b) Except as otherwise permitted by the Agreement and Plan of Merger dated as of January 26, 1995 among Stern's Miracle-Gro Products, Inc., Stern's Nurseries, Inc., Miracle-Gro Lawn Products Inc., Miracle-Gro Products Limited, the Shareholders listed therein, the corporation and ZYX Corporation (the "Merger Agreement"), the corporation will not, by amendment of its Amended Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the corporation, but will at all times in good faith assist in the carrying out of all the provisions of Sections 2 and 3 of this Article FOURTH and in the taking of all such action as may be necessary or appropriate in order to protect the dividend and liquidation rights of the holders of the Class A Preferred against impairment; provided, however, that nothing herein will prevent the corporation from creating any new class or series of capital stock with higher dividend rates or liquidation payments so long as the priority of such rights is not senior to the rights of the Class A Preferred.

                  5. Voting Rights. Except as otherwise required by law, the holder of each share of Class A Preferred shall be entitled to the number of votes equal to the number of common shares into which such share of Class A Preferred could be converted at the record date for determination of the shareholders entitled to vote on such matters, such votes to be counted together with all other shares of capital stock of the corporation having general voting power and not separately as a class or series. Holders of Class A Preferred shall be entitled to receive the same notice of any shareholders' meeting as is provided to holders of common shares. Fractional votes by the holders of Class A Preferred shall not, however, be permitted, and any fractional voting rights shall (after aggregating all shares into which shares of Class A Preferred held by each holder could be converted) be rounded to the nearest whole number. The corporation will, or will cause its transfer agent or registrar to, transmit to the registered holders of the Class A Preferred all reports and communications from the corporation that are generally mailed to holders of its common shares.

                  6. Conversion. The holders of the Class A Preferred have conversion rights as follows (the "Conversion Rights"):

                  (a) Right to Convert. Each share of Class A Preferred shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share and prior to the close of business of the corporation on the business day next preceding any date set for the redemption thereof (provided that funds sufficient to redeem all shares to be redeemed on such date have been paid or made available for payment as described in Section 7(b)(iii) of this Article FOURTH), at the office of the corporation or any transfer agent for the Class A Preferred, into such number of fully paid and nonassessable common shares as is determined by dividing $1,000 by the Conversion Price, determined as hereinafter provided, in effect at the time of conversion. The price at which common shares shall be deliverable upon conversion (the "Conversion Price")

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shall initially be $19 per common share. Such initial Conversion Price shall be subject to adjustment as hereinafter provided.

                  (b) Accrued Dividends and Fractional Shares. Dividends shall cease to accrue on shares of Class A Preferred surrendered for conversion into common shares; provided, however, that any dividends (whether or not declared) upon such shares which were accrued as of but not paid on or before the Dividend Payment Date immediately preceding the conversion date shall be paid in cash upon such conversion or as soon thereafter as permitted by law.

                  No fractional common shares shall be issued upon conversion of Class A Preferred. In lieu of any fractional shares to which the holder would otherwise be entitled, the corporation shall, after aggregation of all fractional share interests held by each holder, pay cash equal to such remaining fractional interest multiplied by the Market Price (as defined in Section 11 of this Article FOURTH) at the time of conversion.

                  (c) Mechanics of Conversion. Before any holder of Class A Preferred shall be entitled to convert the same into full common shares of the corporation and to receive certificates therefor, such holder shall surrender the certificate or certificates for the Class A Preferred to be converted, duly endorsed, at the office of the corporation or of any transfer agent for the Class A Preferred, and shall give written notice to the corporation at such office that such holder elects to convert the same. The corporation shall, as soon as practicable after such delivery, issue and deliver at such office to such holder of Class A Preferred (or to any other person specified in the notice delivered by such holder), a certificate or certificates for the number of common shares to which such holder shall be entitled as aforesaid and a check payable to the holder for any cash amounts payable as the result of a conversion into fractional common shares. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Class A Preferred to be converted, and the person or persons entitled to receive the common shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of such common shares on such date. In case any certificate for shares of Class A Preferred shall be surrendered for conversion of only a part of the shares represented thereby, the corporation shall deliver at such office to or upon the written order of the holder thereof, a certificate or certificates for the number of shares of Class A Preferred represented by such surrendered certificate which are not being converted. Notwithstanding the foregoing, the corporation shall not be obligated to issue certificates evidencing the common shares issuable upon such conversion unless the certificates evidencing Class A Preferred are either delivered to the corporation or its transfer agent, or the holder notifies the corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the corporation to indemnify the corporation from any loss incurred by it in connection with such certificates. The issuance of certificates for common shares issuable upon conversion of shares of Class A Preferred shall be made without charge to the converting holder for any tax imposed in respect of the issuance thereof; provided that the corporation shall not be required to pay any tax which may be payable with respect to any transfer involved in the issue and delivery of any certificate in a name other than that of the holder of the shares of Class A Preferred being converted.

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                  (d) Effects of Certain Events.

                  (i) Common Share Dividends, Subdivisions or Combinations. In case the corporation shall (A) pay or make a dividend or other distribution to all holders of its common shares in common shares, (B) subdivide, split or reclassify the outstanding number of common shares into a larger number of common shares or (C) combine or reclassify the outstanding number of its common shares into a smaller number of common shares, the Conversion Price in effect immediately prior thereto shall be adjusted so that the holder of each outstanding share of Class A Preferred shall thereafter be entitled to receive upon the conversion of such share the number of common shares which such holder would have owned and been entitled to receive had such shares of Class A Preferred been converted immediately prior to the happening of any of the events described above or, in the case of a stock dividend or other distribution, prior to the record date for determination of shareholders entitled thereto. An adjustment made pursuant to this clause (i) shall become effective immediately after such record date in the case of a dividend or distribution and immediately after the effective date in the case of a subdivision, split, combination or reclassification.

                  (ii) Distributions of Assets or Securities Other Than Common Shares. In case the corporation shall, by dividend or otherwise, distribute to all holders of its common shares, shares of any of its capital stock (other than common shares), rights or warrants to purchase any of its securities (other than those referred to in (iii) below), cash (other than any regular quarterly or semi-annual dividend which the directors of the corporation declares), other assets or evidences of its indebtedness, then in each such case the Conversion Price shall be adjusted by multiplying the Conversion Price in effect immediately prior to the date of such dividend or distribution by a fraction, of which the numerator shall be the Average Market Price (as defined in Section 11 of this Article FOURTH) per common share at the record date for determining shareholders entitled to such dividend or distribution less the fair market value (as determined in good faith by the directors) of the portion of the securities, cash, assets or evidences of indebtedness so distributed applicable to one common share, and of which the denominator shall be such Average Market Price per common share. An adjustment made pursuant to this clause (ii) shall become effective immediately after such record date.

                  (iii) Below Market Distributions or Issuances. In case the corporation shall issue common shares (or rights, warrants or other securities convertible into or exchangeable or exercisable for common shares) to all holders of common shares at a price per share (or having an effective exercise, exchange or conversion price per share) less than the Average Market Price per common share at the record date for the determination of shareholders entitled to receive such common shares (or rights, warrants or other securities convertible into or exchangeable or exercisable for common shares), then in each such case the Conversion Price shall be adjusted by multiplying the Conversion Price in effect immediately prior to the date of issuance of such common shares (or rights, warrants or other securities) by a fraction, the numerator of which shall be the sum of (A) the number of common shares outstanding on the date of such issuance (without giving effect to any such issuance) and (B) the number of common shares which the aggregate consideration receivable by the corporation for the total number of common shares so issued (or into or for which such rights, warrants or other securities are convertible, exchangeable

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or exercisable) would purchase at such Average Market Price, and the denominator of which shall be the sum of (A) the number of common shares outstanding on the date of such issuance (without giving effect to any such issuance) and (B) the number of additional common shares so issued (or into or for which such rights, warrants or other securities are convertible, exchangeable or exercisable). An adjustment made pursuant to this clause (iii) shall become effective immediately after the record date for determination of shareholders entitled to receive or purchase such common shares (or rights, warrants or other securities convertible into or exchangeable or exercisable for common shares). For purposes of this clause (iii), the issuance of any options, rights or warrants or any common shares (whether treasury shares or newly issued shares) pursuant to any employee (including consultants and directors) benefit or stock option or purchase plan or program of the corporation shall not be deemed to constitute an issuance of common shares or options, rights or warrants to which this clause (iii) applies. Notwithstanding anything herein to the contrary, no further adjustment to the Conversion Price shall be made (i) upon the issuance or sale of common shares upon the exercise of any rights or warrants or (ii) upon the issuance or sale of common shares upon conversion or exchange of any convertible securities, if any adjustment in the Conversion Price was made or required to be made upon the issuance or sale of such rights, warrants or securities.

                  (iv) Repurchases. In case at any time or from time to time the corporation or any subsidiary thereof shall repurchase, by self tender offer or otherwise, any common shares of the corporation at a weighted average purchase price in excess of the Average Market Price on the business day immediately prior to the earliest of the date of such repurchase, the commencement of an offer to repurchase or the public announcement of either (such date being referred to as the "Determination Date"), the Conversion Price in effect as of such Determination Date shall be adjusted by multiplying such Conversion Price by a fraction, the numerator of which shall be (A) the product of (x) the number of common shares outstanding on such Determination Date and (y) the Average Market Price of the common shares on such Determination Date minus (B) the aggregate purchase price of such repurchase and the denominator of which shall be the product of (x) the number of common shares outstanding on such Determination Date minus the number of common shares repurchased by the corporation or any subsidiary thereof in such repurchase and (y) the Average Market Price of the common shares on such Determination Date. For purposes of this clause (iv), the repurchase or repurchases by the corporation or any subsidiary thereof within any 12 month period of not more than 15% of the common shares outstanding as of the first date of such period, at a price not in excess of 120% of the Average Market Price as of the Determination Date of any such repurchase, shall not be deemed to constitute a repurchase to which this clause
(iv) applies. An adjustment made pursuant to this clause (iv) shall become effective immediately after the effective date of such repurchase.

                  (e) Certain Reorganizations. In the event of any change, reclassification, conversion, exchange or cancellation of outstanding common shares of the corporation (other than any reclassification referred to in Section 6(d)(i) in this Article FOURTH), whether pursuant to a merger, consolidation, reorganization or otherwise, or the sale or other disposition of all or substantially all of the assets and properties of the corporation, the shares of Class A Preferred shall, after such merger, consolidation, reorganization or other transaction, sale or other disposition, be convertible into the kind and number of shares of stock or other securities or

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
property, of the corporation or otherwise, to which such holder would have been entitled if immediately prior to such event such holder had converted its shares of Class A Preferred into common shares at the Conversion Price in effect as of the consummation of such event. The provisions of this Section 8(e) shall similarly apply to successive changes, reclassifications, conversions, exchange or cancellations.

                  (f) No Impairment. Except as permitted by the Merger Agreement, the corporation will not, by amendment of its Amended Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 6 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Class A Preferred against impairment.

                  (g) Calculation of Adjustments. No adjustment in the Conversion Price shall be required unless such adjustment would require an increase or decrease of at least 1% in such price; provided, however, that any adjustments which by reason of this subsection (g) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 6 shall be made by the corporation and shall be made to the nearest cent or to the nearest one hundredth of a share, as the case may be. Anything in this Section 6 to the contrary notwithstanding, the corporation shall be entitled to make such reductions in the Conversion Price, in addition to those required by this Section 6, as it in its sole discretion shall determine to be advisable in order that any stock dividends, subdivision of shares, distribution of rights to purchase stock or securities, or a distribution of securities convertible into or exchangeable for stock hereafter made by the corporation to its shareholders shall not be taxable.

                  (h) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 6, the corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Class A Preferred a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The corporation shall, upon the written request at any time of any holder of Class A Preferred, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments; (ii) the Conversion Price at the time in effect; and (iii) the number of common shares and the amount, if any, of other property which at the time would be received upon the conversion of Class A Preferred.

                  (i) Notices.

                                    (A) In the event that the corporation shall
propose at any time:

                                    (1) to declare any dividend or distribution
upon its common shares;

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
                                    (2) to offer for subscription pro rata to
the holders of any class or series of its capital stock any additional shares of stock of any class or series or other rights; or

                                    (3) to effect any transaction of the type
described in Section 6(e) hereof involving a change in the common shares;

then, in connection with each such event, the corporation shall send to the holders of the Class A Preferred:

                                    (i) at least 20 days' prior written notice
of the date on which a record shall be taken for such dividend or distribution (and specifying the date on which the holders of common shares shall be entitled thereto) or for determining rights to vote in respect of the matters referred to in (1) and (2) above; and

                                    (ii) in the case of the matters referred to
in (3) above, at least 20 days' prior written notice of the date when the same shall take place (and specifying the date on which the holders of common shares shall be entitled to exchange their common shares for securities or other property deliverable upon the occurrence of such event).

                                    (B) In the event of any voluntary or
involuntary dissolution, liquidation or winding up of the corporation, the corporation shall send to the holders of the Class A Preferred at least 20 days' prior written notice.

                                    (C) The corporation shall send written
notice immediately upon any public announcement with respect to an open market repurchase program, any self tender offer for common shares and any other repurchase other than a repurchase of stock of an employee or consultant pursuant to any benefit plan or agreement.

                  7. Redemption.

                  (a) Redemption. The Class A Preferred shall not be subject to redemption prior to the last day of the month in which the fifth anniversary of the original date of issuance occurs. On or after such date, the corporation may, at its option, redeem all or from time to time any part of the shares of Class A Preferred, out of funds legally available therefor, upon giving the Redemption Notice as set forth in Section 7(b) of this Article FOURTH. The redemption payment for each share of Class A Preferred shall be an amount (the "Redemption Payment") in cash equal to the sum of (i) the amount of all accrued and unpaid dividends (whether or not declared) thereon to and including the date fixed for redemption, plus (ii) $1,000. In the event of a redemption of only a part of the then outstanding Class A Preferred, the corporation shall effect such redemption ratably according to the number of shares held by each holder of Class A Preferred.

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
                  (b) Mechanics of Redemption.

                  (i) At least 30 days, but no more than 60 days, prior to the date fixed for any redemption pursuant to Section 7(a) of this Article FOURTH (the "Redemption Date"), the corporation shall send a written notice (the "Redemption Notice") to the holders of shares to be redeemed on such date (the "Redemption Shares") stating: (A) the total number of shares being redeemed; (B) the number of Redemption Shares held by such holder; (C) the Redemption Date and the Redemption Payment; (D) the date on which such holder's conversion rights as to such shares shall terminate; and (E) the manner in which and the place at which such holder is to surrender to the corporation the certificate or certificates representing the Redemption Shares.

                  (ii) Upon the surrender to the corporation, in the manner and at the place designated, of a certificate or certificates representing Redemption Shares, the Redemption Payment for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof. All such surrendered certificates shall be canceled. Upon redemption of only a portion of the shares of Class A Preferred represented by a certificate surrendered for redemption, the corporation shall issue and deliver to or upon the written order of the holder of the certificate so surrendered, at the expense of the corporation (except for expenses relating to the issuance of such shares to a person other than the record holder of the Redemption Shares), a new certificate representing the unredeemed shares of Class A Preferred represented by the certificate so surrendered.

                  (iii) On or prior to the Redemption Date, the corporation shall have the option to deposit the aggregate of all Redemption Payments for all Redemption Shares (other than Redemption Shares surrendered for conversion prior to such date) in a bank or trust company (designated in the notice of such redemption) doing business in the State of Ohio or the City of New York, having aggregate capital and surplus in excess of $500,000,000, as a trust fund for the benefit of the respective holders of Redemption Shares, with irrevocable instructions and authority to the bank or trust company to pay the appropriate Redemption Payment to the holders of Redemption Shares upon receipt of notification from the Company that such holder has surrendered the certificate representing such shares to the corporation. Such instructions shall also provide that any such moneys remaining unclaimed at the expiration of one year following the Redemption Date shall thereafter be returned to the corporation upon its request as expressed in a resolution of its directors. The holder of any Redemption Shares in respect of which such deposit has been returned to the corporation pursuant to the preceding sentence shall have a claim as an unsecured creditor against the corporation for the Redemption Payment in respect thereof, without interest.

                  (iv) Provided that the corporation has given the Redemption Notice described in Section 7(b)(i) of this Article FOURTH and has on or prior to the Redemption Date either paid or made available (as described in Section 7(b)(iii) of this Article FOURTH) Redemption Payments to the holders of Redemption Shares, all Redemption Shares shall be deemed to have been redeemed as of the close of business of the corporation on the applicable Redemption Date. Thereafter, the holder of such shares shall no longer be treated for any purposes as the record holder of such shares of Class A Preferred, regardless of whether the certificates representing

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
such shares are surrendered to the corporation or its transfer agent, excepting only the right of the holder to receive the appropriate Redemption Payment, without interest, upon such surrender. Such shares so redeemed shall not be transferred on the books of the corporation or be deemed to be outstanding for any purpose whatsoever.

                  (v) The corporation shall not be obligated to pay the Redemption Payment to any holder of Redemption Shares unless the certificates evidencing such shares are either delivered to the corporation or its transfer agent, or the holder notifies the corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the corporation to indemnify the corporation from any loss incurred by it in connection with such certificates.

                  (c) Limitation on Redemption. The corporation shall not be obligated to redeem any shares of Class A Preferred which have previously been converted into common shares. The corporation shall not be obligated to redeem shares pursuant to this Section 7 if such redemption would violate any provisions of applicable law. If, after giving the Redemption Notice, the corporation is unable, pursuant to applicable law, to redeem some or all unconverted Redemption Shares on any particular Redemption Date, the corporation shall promptly notify the holders thereof of the facts that prevent the corporation from so redeeming such shares. Thereafter, the corporation shall redeem such unredeemed Redemption Shares at such time as it is lawfully able to do so.

                  8. Status of Converted Shares. If shares of Class A Preferred are converted pursuant to Section 6 of this Article FOURTH or redeemed pursuant to Section 7 of this Article FOURTH, the shares so converted or redeemed shall resume the status of authorized but unissued shares of Class A Preferred unless otherwise prohibited by applicable law.

                  9. Notices. All notices, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or when sent by telegram or telecopier (with receipt confirmed), provided a copy is also sent by express (overnight, if possible) courier, addressed (i) in the case of a holder of Class A Preferred, to such holder's address of record, and (ii) in the case of the corporation, to the corporation's principal executive offices to the attention of the corporation's secretary.

                  10. Amendments and Waivers. Any right, preference, privilege or power of, or restriction provided for the benefit of, the Class A Preferred set forth herein may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively) with the written consent of the corporation and the affirmative vote or written consent of the holders of not less than a majority of the shares of Class A Preferred then outstanding, and any amendment or waiver so effected shall be binding upon the corporation and all holders of Class A Preferred.

                  11. Additional Definitions. As used herein the term "Trading Day" means each Monday, Tuesday, Wednesday, Thursday and Friday which is a day on which the New York Stock Exchange, Inc. is open for trading.

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
                  As used herein, the term "Market Price" of a common share or of any other security of the corporation on any date shall mean: (i) the last reported sales price of the common shares or such other security on the principal national securities exchange on which such common shares or other security is listed or admitted to trading or, if no such reported sale takes place on such date, the average of the closing bid and asked prices thereon, as reported in The Wall Street Journal, or (ii) if such common shares or other security shall not be listed or admitted to trading on a national securities exchange, the last reported sales price on the NASDAQ National Market or, if no such reported sales takes place on any such date, the average of the closing bid and asked prices thereon, as reported in The Wall Street Journal, or (iii) if such common shares or other security shall not be quoted on such National Market nor listed or admitted to trading on a national securities exchange, then the average of the closing bid and asked prices, as reported by The Wall Street Journal for the over-the-counter market, or (iv) if there is no public market for such common shares or other security, the fair market value of a share of such common shares or a unit of such other security as determined in good faith by the Directors of the corporation.

                  The term "Average Market Price" shall mean the average of the 30 consecutive trading days immediately preceding the date in question.

                  FIFTH: The directors of the corporation shall have the power to cause the corporation from time to time and at any time to purchase, hold, sell, transfer or otherwise deal with (A) shares of any class or series issued by it, (B) any security or other obligation of the corporation which may confer upon the holder thereof the right to convert the same into shares of any class or series authorized by the articles of the corporation, and (C) any security or other obligation which may confer upon the holder thereof the right to purchase shares of any class or series authorized by the articles of the corporation. The corporation shall have the right to repurchase, if and when any shareholder desires to sell, or on the happening of any event is required to sell, shares of any class or series issued by the corporation. The authority granted in this Article FIFTH of these Articles shall not limit the plenary authority of the directors to purchase, hold, sell, transfer or otherwise deal with shares of any class or series, securities or other obligations issued by the corporation or authorized by its articles.

                  SIXTH: No shareholder of the corporation shall have, as a matter of right, the pre-emptive right to purchase or subscribe for shares of any class, now or hereafter authorized, or to purchase or subscribe for securities or other obligations convertible into or exchangeable for such shares or which by warrants or otherwise entitle the holders thereof to subscribe for or purchase any such share.

                  SEVENTH: Shareholders of the corporation shall not have the right to vote cumulatively in the election of directors.

                  EIGHTH: These Amended Articles of Incorporation take the place of and supersede the existing Articles of Incorporation of The Scotts Company.

                  NINTH: Notwithstanding any provision of the Ohio Revised Code requiring for any purpose the vote, consent, waiver or release of the holders of shares of the corporation entitling them to exercise two-thirds or any other proportion of the voting power of the corporation or of any class or classes thereof, such action, unless expressly otherwise provided by statute, may be taken by the vote, consent, waiver or release of the holders of the shares entitling them to exercise not less than a majority of the voting power of the corporation or of such class or classes; provided, however, that the affirmative vote of the holders of shares entitling them to exercise not less than two-thirds of the voting power of the corporation, or two-thirds of the voting power of any class or classes of shares of the corporation which entitle the holders thereof to vote in respect of any such matter as a class, shall be required to adopt:

         (1) A proposed amendment to this Article NINTH to the Amended Articles of Incorporation of the corporation;

         (2) An agreement of merger or consolidation providing for the proposed merger or consolidation of the corporation with or into one or more other corporations and requiring shareholder approval;

         (3) A proposed combination or majority share acquisition involving the issuance of shares of the corporation and requiring shareholder approval;

         (4) A proposal to sell, exchange, transfer or otherwise dispose of all, or substantially all, the assets, with or without the goodwill, of the corporation; or

         (5)      A proposed dissolution of the corporation.

                                      -13-